Exhibit 4.11

MEMORANDUM OF AGREEMENT

between

ANGLOGOLD LIMITED

and

DRIEFONTEIN CONSOLIDATED (PROPRIETARY) LIMITED

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1.	Introduction

1.1	Driefontein owns the Mineral Rights.

1.2	AngloGold wishes to purchase the Mineral Rights.

1.3	Subject to the terms and conditions of this Agreement, Driefontein has agreed to sell the Mineral Rights to AngloGold, which has agreed to purchase the Mineral Rights.

2.	Definitions and Interpretation

2.1	In this Agreement, including the Introduction, the following terms have the following meanings:

2.1.1	“AngloGold”	— AngloGold Limited, a public limited liability company, registration no. 1944/017354/06 incorporated under the laws of the Republic of South Africa;

2.1.2	“Agreement”	— means this Agreement and any Annexures or Schedules to this Agreement;

2.1.3	“Business Day”	— means any day other than a Saturday, Sunday or official public holiday in South Africa;

2.1.4	“Completion”	— means completion in terms of Clause 7.1;

2.1.5	“Completion Date”	— means the first Business Day following either:

2.1.5.1		the date on which the registration of cession of the Mineral Rights to AngloGold is effected; or

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2.1.5.2		the later of the date of deemed transfer and delivery of the Mineral Rights in terms of Clause 5.3 and the date of fulfilment of the suspensive condition in Clause 3.1;

whichever is applicable;

2.1.6	“Completion Time”	— means 10h00 on the Completion Date;

2.1.7	“Driefontein”	— Driefontein Consolidated (Proprietary) Limited, a limited liability company, registration no. 1993/002956/07 incorporated under the laws of the Republic of South Africa;

2.1.8	“Minerals Act”	— means the Minerals Act, No 50 of 1991;

2.1.9	“Mineral Rights”	— means the following mineral rights:

2.1.9.1
all rights to precious and base minerals and metals, coal, oil and oil shale in, on and under Mineral Area 5 (a portion of Mineral Area 3) on the farm Oog Van Elandsfontein No 114 Registration Division I.Q. North West Province; measuring 24.8602 hectares; indicated on diagram SG No 6503/2003 (a copy of which is attached in Schedule A); held by Notarial Deed of Cession of Mineral Rights K5824/1999 RM; and

2.1.9.2		all mineral and other rights, being all rights to minerals and metals

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and all rights to precious and base metals, minerals and precious stones as well as all rights to mineral and mineral substances, including those of vegetable or animal origin such as coals, oil and lime stones in, on and under Mineral Area 11 (a portion of Mineral Area 4) on the farm Driefontein No 113 Registration Division I.Q. North West Province; measuring 6.0681 hectares, indicated on Diagram SG No 6502/2003 (a copy of which is attached in Schedule A); held by Notarial Deed of Cession of Mineral Rights K5824/1999 RM;

2.1.10	“New Act”	- the Mineral and Petroleum Resources Development Act, No 28 of 2002;

2.1.11	“Parties” or “Party”	- means both or each of Driefontein and AngloGold;

2.1.12	“Property”	- means the land to which the Mineral Rights relate;

2.1.13	“Signature Date”	- means the date of last signature of this Agreement, provided both Parties sign;

2.1.14	“VAT”	- means Value Added Tax in terms of the VAT Act;

2.1.15	“VAT Act”	- means the Value Added Tax Act, No 89 of 1991, as amended.

2.2	In this Agreement:

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2.2.1	unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting persons include corporations, partnerships and other legal persons and references to a person include its successors and permitted assigns;

2.2.2	a reference to any specified Clause, Schedule or Annexure shall be construed as a reference to that specified clause, schedule or annexure of this Agreement and the Schedules and Annexures are deemed to be incorporated in this Agreement, and a reference to “this Agreement” includes a reference to the Schedules and Annexures;

2.2.3	a reference to an agreement, law, statute, decree, regulation or other legal instrument shall be construed as a reference to such agreement, law, statute, decree, regulation or other legal instrument as the same may be amended, varied, supplemented, novated, assigned or re-enacted from time to time;

2.2.4	the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

2.2.5	the expression “including” shall be construed as meaning “including without limitation”, unless the context otherwise requires; and

2.2.6	if any provision in the introduction or definitions of this Agreement is a substantive provision conferring rights or imposing obligations on a Party, effect shall be given to it as if it were a substantive clause in the body of this Agreement, notwithstanding that it is only contained in the introduction or definitions.

2.3	The rule of construction that the agreement shall be interpreted against the Party responsible for the drafting or preparation of the agreement, shall not apply.

3.	Suspensive Condition

3.1	This Agreement, save for the provisions of this Clause 3 and Clauses 13 and 14, which shall take effect on the date of Signature Date, is subject to the suspensive condition that, to the extent necessary, the unconditional approval of the transaction contemplated in this Agreement is granted by the

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Competition Authorities in terms of the Competition Act, 89 of 1998 (as amended) or, in the event of a conditional approval, on such condition(s) reasonably acceptable to both Parties.

3.2	In order to procure the fulfilment of the suspensive condition in Clause 3.1,the Parties shall jointly instruct attorneys Webber Wentzel Bowens of Johannesburg to apply for the approval of the Competition Commission and/or the Competition Tribunal and each Party shall render to Webber Wentzel Bowens and to the other Party all such assistance as may be reasonably necessary including, without limitation, to furnish Webber Wentzel Bowens with all such information as may be reasonably necessary to compile and pursue such application(s) and to obtain such approval (subject to WWB’s undertaking to keep such information confidential on a basis reasonably acceptable to both Parties). The costs of and incidental to the application(s) (including without limitation the reasonable costs of Webber Wentzel Bowens and the filing fees payable to the Competition Authorities) to compile and pursue such application(s) and obtain such approval, shall be borne by the Parties in equal shares.

3.3	Each of AngloGold and Driefontein shall use its reasonable endeavours to procure the fulfilment of the suspensive condition as soon as possible after the Signature Date.

3.4	If the suspensive condition in Clause 3.1 is not fulfilled by 31 December 2003 or such later date as the Parties may agree, this Agreement (save for the provisions of this Clause 3 and Clauses 13 and 14) shall be of no force and effect and neither Party shall have any claim against the other arising out of such termination save for such claims that arise out of a failure to comply with Clause 3.3 or the deliberate frustration of the fulfilment of the suspensive condition or any claim in terms of the provisions of this Agreement which remain of force and effect in terms of this Clause 3.4.

4.	Sale

4.1	Subject to Clause 3, Driefontein hereby sells to AngloGold, which hereby purchases from Driefontein, the Mineral Rights on the terms and conditions set out in this Agreement.

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5.	Registration of Cession

5.1	Notarial execution and registration of cession of the Mineral Rights to AngloGold will be effected by attorneys Webber Wentzel Bowens of Johannesburg as soon as reasonably possible after the fulfilment of the suspensive condition in Clause 3.1. The Parties undertake on demand to instruct the said attorneys and to sign all such documents, deliver all such deeds and pay all such amounts as they may respectively be called upon to sign, deliver or pay by the said attorneys, to enable notarial execution and registration of cession of the Mineral Rights to be effected.

5.2	The costs of and incidental to the registration of cession of the Mineral Rights shall be borne and paid by AngloGold, in accordance with the recommended conveyancing tariff.

5.3	In the event that the New Act commences before the registration of cession of the Mineral Rights to AngloGold and, as a result, registration of cession of the Mineral Rights is no longer possible, then Driefontein hereby grants its consent to AngloGold, with effect from the day immediately preceding the commencement of the New Act, to prospect for and mine the minerals which form the subject of the Mineral Rights, for AngloGold’s own benefit and account, in terms of sections 6(1)(b) and 9(1)(b) of the Minerals Act. The Parties record and agree that this consent will result in AngloGold then being the holder of an old order right (as contemplated in Schedule II of the New Act) in respect of the Mineral Rights, the giving of which will, for the purposes of this Agreement and subject to the fulfilment of the suspensive condition in Clause 3.1, be deemed to be the transfer of the Mineral Rights by Driefontein to AngloGold, and Driefontein shall be deemed to have delivered the Mineral Rights on the date of commencement of the New Act. Driefontein shall, to the extent reasonably possible and within its control, provide reasonable assistance and co-operation to AngloGold, in the event that such assistance or co-operation is necessary in order for AngloGold to obtain prospecting rights pursuant to the provisions of Schedule II to the New Act, in respect of the Mineral Rights, provided that AngloGold shall indemnify Driefontein against all costs, expenses and liabilities incurred by Driefontein in providing such assistance and co-operation.

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5.4	Registration of cession of the Mineral Rights to AngloGold will be subject to all the title conditions under which the Mineral Rights are held.

6.	Purchase price and payment

6.1	The purchase price for the Mineral Rights is R315 000 000,00 (three hundred and fifteen million Rand) (the “Purchase Price”), excluding VAT (which, at a rate of 14% (fourteen percent), amounts to R44 100 000 (forty four million and one hundred thousand Rand)) and which VAT shall be payable by AngloGold to Driefontein.

6.2	Within 3 (three) Business Days of the fulfilment of the suspensive condition in Clause 3.1, AngloGold shall pay to Webber Wentzel Bowens, the total of the Purchase Price and VAT (which, at a VAT rate of 14%, amounts to R359 100 000 (three hundred and fifty nine million and one hundred thousand Rand)), which shall be held by Webber Wentzel Bowens in an interest bearing account pursuant to the provisions of section 78(2A) of the Attorneys’ Act, No 53 of 1979, until registration of cession of the Mineral Rights in terms of Clause 5.1 or deemed transfer of the Mineral Rights in terms of Clause 5.3, whichever is applicable, whereupon the Purchase Price and VAT shall be released to Driefontein. Interest on the Purchase Price and VAT shall accrue to AngloGold from the date of payment until the date of release.

7.	Completion

7.1	Completion of the transactions contemplated hereby shall occur on the Completion Date at the Completion Time and:

7.1.1	if registration of cession of the Mineral Rights in terms of Clause 5.1 has been effected, Completion will take place at the offices of Driefontein situated at 24 St Andrews Road, Parktown at which a representative of Driefontein and AngloGold will meet, and Completion will be effected by:

7.1.1.1	the Driefontein representative delivering to the AngloGold representative proof of the registration of cession of the Mineral Rights to AngloGold; and

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7.1.1.2	Webber Wentzel Bowens transferring an amount equal to the Purchase Price and the VAT which is held in terms of Clause 6.2, to Driefontein;

7.1.2	if the New Act commences prior to registration of cession of the Mineral Rights and registration of cession of the Mineral Rights in terms of Clause 5.1 is, as a result, not possible, then Completion of the sale of the Mineral Rights will be effected by Webber Wentzel Bowens transferring an amount equal to the Purchase Price and the VAT which is held in terms of Clause 6.2, to Driefontein.

7.2	Both Parties undertake to use their best endeavours to ensure that Completion is effected timeously.

8.	Ventilation Shafts and Airways

8.1	Notwithstanding the sale of the Mineral Rights to AngloGold, Driefontein will have the rights in perpetuity, at its own cost and expense, to establish, operate and maintain ventilation shafts and airways on the Property and to do all that is necessary on the Property in order to ventilate its operations south and north of the Property, provided that Driefontein has, at its own cost and expense, obtained all regulatory approvals necessary in order for it to exercise such rights.

8.2	In the event that Driefontein wishes to exercise any rights described in Clause 8.1, then:

8.2.1	Driefontein shall advise AngloGold prior to exercising such rights and, in the event that Driefontein intends establishing any new airways or ventilation shafts, Driefontein shall submit its plan of intended excavation to AngloGold for its approval, which approval shall not be unreasonably withheld or delayed; and

8.2.2	Driefontein shall, in exercising such rights, take reasonable measures to comply with AngloGold’s reasonable requirements, which are necessary to ensure the safety of AngloGold’s mining operations.

8.3	Driefontein shall indemnify AngloGold against any liabilities and damages sustained by AngloGold as a direct result of Driefontein exercising its rights

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under this Clause 8, save to the extent that such liabilities or damages arise out of the negligent or intentional act or omission of AngloGold, its agents or sub-contractors.

8.4	Should AngloGold, acting reasonably, amend its plans for conducting operations on the Property and such amendment results in Driefontein having to either alter the course of any ventilation shaft or airway excavated in terms of the provisions of this clause 8 or excavate a new ventilation shaft or airway, then Driefontein shall be obliged to act in accordance with the reasonable requirements of AngloGold and AngloGold shall bear all costs, liabilities and expenses incurred by Driefontein as a result of such excavation.

9.	Haulage

On level 38 of Driefontein’s underground workings on the Property, a twin haulage traverses the area connecting No. 6W Sub Vertical Shaft and No. 9W Shaft. The Parties record that Driefontein does not require use of this haulage and that it has no rights of whatsoever nature in connection therewith.

10.	Provision of information

10.1	AngloGold shall notify Driefontein in writing, within 10 (ten) Business Days of the date on which the stope faces approach to within 50 (fifty) metres of the level 38 haulage described in Clause 9.

10.2	AngloGold shall provide Driefontein with an updated mining plan in respect of the Property and the Mineral Rights, annually during the month of December. All such mining plans shall include all information held by AngloGold relating to geological anomalies, including but not limited to dykes, on the Property.

10.3	Driefontein will provide AngloGold with any information on geological anomalies discovered by Driefontein, which may affect the Property.

11.	Boundary Pillar

In accordance with the regulations promulgated in terms of the Minerals Act, a continuous boundary pillar needs to be left on either side of the boundary line of not less than 9 (nine) metres, measured at right angles from the boundary line in

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the plane of the reef. The Parties record that a winze in the footwall of the carbon leader reef penetrates the boundary pillar, with details indicated in the table below:

Description	Y	X	Elevation
Intersection with Boundary Line	-46 931.488	2 921 196.772	-2 744.955
Face Position of Winze	-46 929.973	2 921 205.034	-2 723.936

12.	Representations and Warranties

12.1	Mutual representations and warranties

As at the Signature Date and the Completion Date, each Party represents to the other that:

12.1.1	it is a company duly incorporated, validly subsisting and in good standing under the laws of South Africa;

12.1.2	it has all requisite capacity, power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder and thereunder; and

12.1.3	no proceedings are pending, and it is not aware of any basis for institution of any proceedings, for its dissolution or winding-up.

12.2	Driefontein representations and warranties

12.2.1	Driefontein warrants to AngloGold that:

12.2.1.1	it is the lawful owner of the Mineral Rights;

12.2.1.2	it is able to transfer beneficial ownership of the Mineral Rights to AngloGold in terms of this Agreement;

12.2.1.3	it is able to grant to AngloGold the consent pursuant to Clause 5.3; and

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12.2.1.4	on the Signature Date and the day immediately before the Completion Date, Driefontein has not granted to any third party any consent contemplated in section 6(1)(b) or section 9(1)(b) of the Minerals Act, or otherwise, in respect of the Mineral Rights.

12.2.2	Save for the warranties in Clause 12.2.1, Driefontein gives no other warranties or undertakings and the Mineral Rights are sold voetstoots.

12.3	Survival and acknowledgement

12.3.1	The representations and warranties set forth in this Agreement shall survive the execution and Completion of this Agreement and continue in full force and effect until the expiry of the relevant limitation periods under applicable law.

12.3.2	AngloGold acknowledges that the representations and warranties made are made with the intention of persuading Driefontein to enter into this Agreement and that Driefontein has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

12.3.3	Driefontein acknowledges that the representations and warranties made are made with the intention of persuading AngloGold to enter into this Agreement and that AngloGold has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

12.4	Mining lease

12.4.1	The Parties record that Mining Lease 12/1999 in respect of an area indicated on diagram SG No B24/68: RMT M137/68 (the “Mining Lease”), partially affects the Property. The Mining Lease is in favour of Driefontein and there is currently no rental payable on the Mining Lease.

12.4.2	Driefontein agrees, after fulfilment of the suspensive condition in Clause 3.1, to frame and obtain approval of the necessary diagrams and, at its own cost, to procure the partial cancellation of the Mining Lease, insofar as the Mining Lease affects the Property.

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13.	Termination and breach

13.1	Save as otherwise provided in this Agreement, should any Party commit a breach of any of the material provisions of this Agreement and fail to remedy such breach within 10 (ten) Business Days after receiving written notice from any other Party aggrieved thereby, requiring the defaulting Party to do so, then the aggrieved Party shall be entitled, without prejudice to the aggrieved Party’s other rights in law, to cancel this Agreement or to claim specific performance of all the defaulting Party’s obligations then due, in either event, without prejudice to the aggrieved Party’s rights to claim damages.

13.2	Notwithstanding the aforegoing, the Parties agree that none of them shall have any claim for indirect loss and/or consequential loss or damages as a result of the breach by any other Party of the provisions of this Agreement.

14.	Miscellaneous

14.1	Effective date

This Agreement shall become effective on the Signature Date hereof, subject to the suspensive condition in Clause 3.1.

14.2	Governing law

This Agreement shall be governed by and construed in accordance with the laws of South Africa.

14.3	Dispute resolution

14.3.1	disputes subject to arbitration

Any disputes concerning the subject matter of this Agreement shall, in the first instance, be forthwith referred for resolution between the respective financial directors of Driefontein and AngloGold, and if such dispute cannot be resolved within 30 (thirty) days of such referral, shall be referred for arbitration in accordance with the provisions of this Clause, notwithstanding that the rest of the Agreement may be void or voidable or may have terminated or been cancelled, this Clause being a separate, divisible agreement. Claims in delict or based on unjust

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enrichment or for rectification of the Agreement are included as disputes to be resolved in terms of this Clause.

14.3.2	notice to state whether claim is disputed

A Party may call on the other Party in writing to state in writing whether a claim is disputed or not. If the other Party fails to do so within 21 (twenty one) days the first Party may proceed by way of litigation, and if the other Party then defends such litigation the first Party may elect to continue with the litigation or to refer the matter to arbitration. In the latter event the other Party shall immediately pay the costs incurred by the first Party in the litigation on an attorney and own client basis and shall not be entitled to recover that Party’s own costs from the first Party.

14.3.3	appointment of Arbitrator

There will be one Arbitrator agreed in writing between the Parties hereto and failing agreement within 14 (fourteen) days of written request by either Party to the other, either Party may call upon the chairperson for the time being of the Johannesburg Bar Council to appoint as Arbitrator, a person being a Senior Counsel of not less than 10 (ten) years’ standing.

14.3.4	venue and period for completion of arbitration

The arbitration shall be held in Sandton, South Africa and the Parties shall endeavour to ensure that it is completed within 30 (thirty) days after notice requiring the claim to be referred to arbitration is given.

14.3.5	Arbitration Act

The arbitration shall be governed by the Arbitration Act, No 42 of 1965 or any replacement Act.

14.3.6	procedure

The procedure to be followed in the arbitration shall be determined by the Arbitrator, with due regard to Clause 14.3.5, at the request of either Party.

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14.3.7	arbitrator’s powers

The Arbitrator shall have full and unrestricted powers in relation to the arbitration. In particular, but without limitation, the Arbitrator :

14.3.7.1	shall have the powers set out in section 21(1) of the Arbitration Act, No 42 of 1965;

14.3.7.2	need not strictly observe the rules of evidence;

14.3.7.3	may have regard to his personal knowledge of the facts, and any expert knowledge he may have, relating to the issues in dispute, but is to afford the Parties an opportunity of challenging the knowledge he claims to have;

14.3.7.4	may make such award or awards, whether interim, provisional or final, as he may consider appropriate, including without limitation ex parte awards, declaratory orders, interdicts, and awards for specific performance, restitution, damages, penalties, interest and security for costs or restitution.

14.3.8	reasons for award

The Arbitrator shall give his reasons for his award, if so requested by either Party.

14.3.9	costs

14.3.9.1	If the Arbitrator’s charges and any other costs have to be paid before the Arbitrator has made his award in respect of costs, the Parties shall pay the costs in equal shares, and if a Party fails to pay that Party’s share the Arbitrator may make his award in respect of the claim and costs in the absence of that Party.

14.3.9.2	It is recorded that the Parties intend that the substantially successful Party should be awarded a full indemnity for all the costs reasonably incurred by that Party and not merely the costs on the Court or any other scale.

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14.4	Notices

Any demand, notice or other communication to be given in connection with and as contemplated under this Agreement will be given in writing by personal delivery or by facsimile addressed to the recipient as follows:

14.4.1	AngloGold:

Physical	Postal
11 Diagonal Street Johannesburg 2001 Telefax: (011) 637 6323 Contact: Manager Mining Valuations	PO Box 62117 Marshalltown 2107

14.4.2	DRIEFONTEIN:

Physical	Postal
24 St Andrews Road Parktown Johannesburg 2193 Telefax: (011) 484 0435 Contact: The Mining Rights Officer	Postnet Suite 252 Private Bag X30500 Houghton 2041

or to such other address, facsimile number or contact person as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile on the day of transmittal thereof, if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

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14.5	Rights, remedies, and waivers

The rights and remedies of either Party (the “Non-Defaulting Party”) in relation to any misrepresentations or breach of warranty on the part of the other shall not be prejudiced by any investigation by or on behalf of the Non-Defaulting Party into the affairs of the other, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of the Non-Defaulting Party in connection with this Agreement and which might, apart from this Clause, prejudice such rights or remedies.

14.6	Further assurances, implementation and good faith

14.6.1	Each Party shall, at the reasonable request of the other Party, do all such acts and things necessary or desirable to give effect to the transactions effected or to be effected pursuant to this Agreement.

14.6.2	The Parties shall at all times during the continuance of this Agreement observe the principles of good faith towards one another in the performance of their obligations in terms of this Agreement. This implies, without limiting the generality of the aforegoing, that they —

14.6.2.1	will at all times during the term of this Agreement act reasonably, honestly and in good faith;

14.6.2.2	will perform their obligations arising from this Agreement diligently and with reasonable care; and

14.6.2.3	will make full disclosure to each other of any matter that may affect the execution of this Agreement.

14.7	Fees

Each of the Parties hereto will pay their respective legal, accounting and all other costs and expenses incurred in connection with the preparation and execution of this Agreement.

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14.8	Severance

If at any time any provision of this Agreement is or becomes invalid or illegal in any respect, such provision shall be deemed to be severed from this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14.9	Entire agreement/amendment and waiver

This Agreement and the documents referred to herein constitute the entire obligation of the Parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this Agreement. Any amendment to, or waiver by either Party of any of the terms or conditions of, or consent given by either Party under, this Agreement (including, without limitation, this Clause) shall be in writing, signed by the relevant Party and, in the case of an amendment, by both Parties.

14.10	Successors and assigns and transfer of Mineral Rights

14.10.1	This Agreement shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto, provided that neither Party may assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party.

14.10.2	AngloGold shall not cede or transfer the Mineral Rights to any other party or consent to any other party using the Mineral Rights for their own benefit, unless the transferee undertakes to be bound by the provisions contained in Clauses 8 and 10, and the transferee undertakes the same obligations as those imposed on AngloGold in terms of this Clause 14.10.2.

14.11	Confidentiality and public announcements

14.11.1	Each Party undertakes to keep the provisions of this Agreement and any confidential information obtained from the other Party (together, the “Confidential Information”), confidential and not to disclose such Confidential Information to third parties, save that the Parties will be entitled to disclose the Confidential Information in terms of law or to their employees and advisors on the basis that it will only be disclosed to

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those parties who need to have knowledge of the Confidential Information in order for the Parties to carry out their rights and obligations in terms of this Agreement and prior to such disclosure, such employees and advisors have undertaken in writing not to disclose the Confidential Information without the written consent of the Party that disclosed the Confidential Information.

14.11.2	Neither of the Parties shall, subject to Clause 14.11.3, issue any press release or any other public document or make any public statement in each case relating to, connected with or arising out of the transaction which is the subject matter of this Agreement without obtaining the prior approval of the other Party to the contents thereof and the manner of its presentation and publication, provided that such approval shall not be unreasonably withheld or delayed.

14.11.3	To the extent that a Party which is a company listed on any stock exchange is required, in order to satisfy its obligations to such stock exchange or otherwise, to give, make or publish any press release, announcement or document, such Party shall be entitled to do so provided it gives the other Party as much advance warning thereof as is reasonable in the circumstances together with drafts or a copy thereof as soon as it is at liberty to do so.

14.12	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile.

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Signed at                      on                      2004.

Witnesses:

1. ...................................................	By: /s/ JONATHAN BEST

Name: Jonathan Best Title: Chief Financial Officer Date: September 18, 2003 for AngloGold Limited

2. ...................................................

Signed at                      on                      2004.

Witnesses:

1. ...................................................	By: /s/ IAN D. COCKERILL

Name: Ian D. Cockerill Title: Executive Director and Chief Executive Officer Date: September 18, 2003 for Driefontein Consolidated (Proprietary) Limited

2. ...................................................

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SCHEDULE A

Diagrams relating to the Mineral Rights